CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
White Mountain Titanium Corp.

We hereby consent to the incorporation by reference in the Registration Statement dated on or about August 31, 2009 on Form S-8 of White Mountain Titanium Corporation (An Exploration Stage Company) of our auditors’ report dated March 25, 2009 on the consolidated balance sheets of White Mountain Titanium Corporation as at December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years ended December 31, 2008, 2007 and 2006, and the cumulative totals for the exploration stage operations from November 13, 2001 (inception) through December 31, 2008.

“Smythe Ratcliffe LLP” (Signed)

Chartered Accountants

Vancouver, Canada
August 31, 2009